Exhibit 99.1

For Immediate Release

UDR Announces That Robert C. Larson, its Chairman of The Board, Passed Away

DENVER—(BUSINESS WIRE) – March 11, 2010 – It is with much sadness that UDR, Inc. announces the death of Mr. Robert C. Larson, its Chairman of the Board. Mr. James D. Klingbeil, the Company’s Vice-Chairman since October 2000, succeeds Mr. Larson as the Chairman of the Board.

Thomas W. Toomey, President and Chief Executive Officer stated, “Today we lost a friend. Bob was a mentor to so many industry leaders over the last fifty years. We have been truly fortunate to have shared in his insight, knowledge and friendship. He will be missed by everyone at UDR. Our thoughts and prayers go out to his family.”